Exhibit 99.1

For Immediate Release

Contact: Investor Relations

(713) 849-9911

IR@flotekind.com

Flotek Industries, Inc. Announces 2011 Results, Provides Financial and Operational Update, Announces Year-End 2011 Conference Call Details

HOUSTON, March 7, 2012 – Flotek Industries, Inc. (NYSE:FTK) today announced results for the twelve-months ended December 31, 2011.

As reported on Form 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2011 of $258.8 million, an increase of $111.8 million, or 76%, compared to $147.0 million for the same period in 2010. While revenue increased in all three of the Company’s operating segments, growth was driven primarily by the Chemicals and Logistics and Drilling Products segments. In those segments revenue growth was the result of improved pricing, increased drilling activity and improved marketing efforts which resulted in increased market share.

“Members of the Flotek team should be very proud of all they accomplished in 2011,” said John Chisholm, Chairman and President of Flotek. “The ability of a company and its team to transform its financial standing as well as reengineer its way of doing business and still post ‘best in class’ growth is a testament to the dedication, spirit and perseverance of every member of the Flotek family from the corporate office in Houston to each field location from the Rockies to Appalachia and the Gulf Coast to the Permian Basin. While we are pleased with our progress, it only makes us thirsty for more and our team will accept the challenge to post even better results in 2012.”

For the year ended December 31, 2011 the Company posted net income attributable to common shareholders of $26.5 million or $0.56 per share (diluted). That compares to a net loss attributable to common shareholders of $50.0 million, or ($1.94) per common share (diluted) for the 12 months ended December 31, 2010. Included in 2011 net income is a gain of approximately $9.6 related to the change in the fair value of the warrant liability associated with warrants issued in the August, 2009 preferred stock offering. In 2010, the Company recognized a loss of approximately $21.5 million related to the warrant liability.

Excluding the non-cash income associated with the change in the fair value of the warrant liability, 2011 net income was approximately $17.0 million or $0.36 per common share (diluted).

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Fourth Quarter Results

For the three months ended December 31, 2011, Flotek posted revenue of $74.9 million, an increase of $27.4 million, or 57.8%, compared to $47.5 million in the same period of 2010. Revenue in all three business segments improved during the fourth quarter when compared to the year ago period.

Excluding the effect of the change in the fair value of the warrant liability, the Company posted net income for the three months ended December 31, 2011 of $10.0 million or $0.20 per common share (diluted).

Financial Update

As of December 31, 2011, the Company’s cash balance was $46.7 million, compared to $19.9 million as of December 31, 2010. The Company’s cash balance improved as a result of an improved operating environment, a more diligent approach to expense management and as a result of exercises of warrants issued in conjunction with the August, 2009 preferred stock offering.

During 2011 Flotek took several steps to significantly improve its balance sheet. First, the Company repaid its $40 million senior credit facility. Second, the Company arranged for a traditional, $35 million revolving credit facility through PNC Bank to meet future working capital and expansion needs. To date, the facility remains undrawn. Third, through an equity exchange with an existing note-holder, Flotek reduced the convertible notes outstanding by $4.5 million.

In addition, at the conclusion of 2011 the Company announced it would repurchase the $36 million of outstanding senior secured convertible notes. The transaction was completed in January, 2012.

Including the senior note repurchase in January, 2012, the Company reduced its debt by nearly 50%, to $70.5 million, excluding capital leases. While the remaining convertible notes can be “put to” or “called by” the Company in February, 2013 Flotek believes the current level of debt is appropriate for its current size and operating environment and believes that current and expected future liquidity will provide adequate resources to address any “put option” exercised in February, 2013.

As of February 28, 2012 after taking into account the payment of $37.8 million of principal and interest to repurchase the senior convertible notes, the payment of 2011 incentive compensation and the payment of interest due on the remaining convertible 2010 Notes, Flotek’s cash balance was approximately $10.0 million. Cash continues to grow in March with the Company’s cash balance as of March 6, 2012 at approximately $13.8 million.

“Flotek’s efforts to reestablish itself as an oilfield technology leader would not have been possible without a wholesale repositioning of our balance sheet and financial affairs,” added Chisholm. “That said, through hard work of the entire Flotek team and strategic financial thinking, we transformed Flotek’s financial position in 2011. While we will remain strategic in our thinking about ways to further improve our balance sheet, we will also use our financial flexibility to think strategically in ways to add value for Flotek shareholders. We are excited about the opportunities before us in 2012.”

Operational Update

Business fundamentals continued to improve throughout the year, a function of increased oilfield activity as well as Flotek’s continued focus on expanding its reach to existing and prospective customers which led to increased market opportunities across the Company’s business segments in both domestic and international markets.

In the Chemical and Logistics segment, prices continued to firm in 2011, helping improve both revenues and margins throughout the year. Activity increased across all of the Company’s major operating basins with key growth occurring in oil-focused plays such as the D-J and Permian Basins as well as the Eagle Ford and Bakken shales. In addition, notwithstanding the decline in natural gas prices, we continued to see accelerated growth in the Northeastern United States with a focus on liquids-rich areas of the Marcellus Shale.

One hallmark of our present and future success in our Chemical segment is our commitment to research and development. Our team of scientists has worked diligently to be responsive to client requests for new products and new applications of existing products resulting in innovations that have instantly become top industry performers including cross-linkers, friction reducers, scale inhibitors and new Complex Nano-Fluid formulations that address specific shale dynamics.

The impact of the R&D and innovation efforts is best illustrated by the fact that six of the top ten chemical revenue producers were not on Flotek’s product list in the first-half of 2010.

The Company has also worked to diversify its customer base with a focus on both integrated service companies as well as exploration and production companies, the principal end-user beneficiaries of many of our chemistries. New marketing strategies and an improved technical sales force has brought meaningful success in these initiatives.

In addition, Flotek’s international initiatives are showing signs of meaningful success. In addition to early success in Poland, Turkey and other unconventional plays, the Company’s chemistries are gaining acceptance in Russia, the Middle East and Central and South America. Flotek expects its first commercial shipment to depart for Russia in the coming weeks.

Finally, Flotek positioned itself for future growth by investing in expansion of its Marlow, Oklahoma production facilities in 2011, without any disruption of existing activity or production. In addition to creating larger and more efficient production facilities, the Company also acquired acreage for future growth.

In the Drilling Products segment, Teledrift and Cavo drilling motors continue to lead the way. The Company’s Teledrift segment continues to dominate the vertical measurement-while-drilling business. Two of Flotek’s MWD offerings – ProDrift and ProShot – posted exceptional growth on an absolute basis as well as on a “revenue per job” basis. ProDrift revenue per job increased 28.2% in 2011 when compared to 2010 and the average ProShot ticket increased 22.6% from 2010 levels. Overall, Teledrift continues to dominate the MWD market in the Permian Basin and continues to post significant growth in several other domestic basins.

Teledrift is also growing internationally with recent interest and deliveries into South America as well as the Former Soviet Union.

Looking toward the future, Flotek has developed a number of enhancements to its Teledrift line of products, including wireless reading technologies that will allow the review of Teledrift positioning results nearly anywhere a wireless signal is available.

The Company’s Cavo drilling motors business is also continuing to grow on the back of solid performance improvement making Flotek motors the first choice among many operators in demanding shale applications like the Bakken and Niobrara. Better performance led to better pricing in 2011 and the Company expects to sustain pricing gains in 2012.

While Drilling Product segment growth was Company-wide during 2011, the Southern region posted extraordinary results, with revenue growth up 49% when compared to 2010 and an increase in revenue per rig of over 22% compared to 2010 levels.

While the Company’s Artificial Lift segment posted modest year-over-year growth, depressed natural gas prices created a difficult operating environment for our Powder River Basin-focused coal bed methane production systems. Nonetheless, a focus on exceptional service and aggressive marketing helped the business perform above 2010 levels.

In addition, as a result of Flotek’s relationships and superior service, the Company has been asked to install lift systems into a group of oil producing wells in both the Uinta and San Juan basins. As a result, the Company is beginning to market its artificial lift systems into liquid-rich plays with early signs of success. In addition, Flotek has been asked to bid on international lift projects that may provide additional diversification of the Artificial Lift segment in 2012 and beyond. Combined with the Company’s Petrovalve sales into Venezuela in late 2011 and continuing into 2012, Flotek continues to be proactive in seeking opportunities to expand the Artificial Lift business with only modest initial capital investment.

“As I reflect on the journey of the past two-plus years, I am struck by the distance Flotek has traveled in such a short period of time,” concluded Chisholm. “Moreover, the outcome of the journey is one few predicted, caught most by surprise and, most importantly, served to energize the spirit and imagination of the people of Flotek. The thought now is simple: If we were able to accomplish so much starting with so little, imagine what we can accomplish with the resources at Flotek’s disposal today. That, indeed, is the challenge for 2012: to harness the resources we have developed to create more opportunities for growth, more opportunities for value creation and more opportunities for further self-improvement in 2012 and beyond. With our team in place, I am more excited than ever about the future of Flotek.”

Early 2012 Snapshot

As noted in the past, Flotek’s first quarter is traditionally more moderate than the balance of the year, a result of seasonal weather and environmental regulations that can dampen activity in various regions of the United States.

However, Flotek was strong out of the gate in both January and February, a combination of continued market growth, the Company’s improved marketing culture and unseasonably cooperative weather. As a result, Flotek’s revenues in the first two months should exceed $48 million, an increase of nearly 50% from the first two months of 2011. Absent significant weather disruptions we would expect continued monthly growth in March.

Conference Call Details

Flotek will host a conference call on Thursday, March 8, 2012 at 7:30am CST to discuss its operating results for the three and twelve months ended December 31, 2011.

To participate in the call participants should dial 888-612-1046 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol "FTK."

For additional information, please visit Flotek's web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.'s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on Form 10-K (including without limitation in the "Risk Factors" Section), and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.